Exhibit 99.1

Media Contacts:
Winnie Lerner/Jessica Liddell	Robert Lewis
The Abernathy MacGregor Group	SkyTerra Communications, Inc.
212-371-5999	212-730-7540

Motient and SkyTerra Announce Transactions to Consolidate
Ownership of Mobile Satellite Ventures and TerreStar Networks

Simplified Ownership will Provide Enhanced Access to Capital and
Strategic Partners for MSV and TerreStar

Lincolnshire, IL and New York, NY–May 8, 2006 - Motient Corporation (MNCP) and SkyTerra Communications, Inc. (SKYT), announced today that they have signed definitive agreements to consolidate the ownership and control of Mobile Satellite Ventures LP (MSV) and its corporate general partner under SkyTerra, and to consolidate the ownership and control of TerreStar Networks Inc. under Motient. The series of transactions would result in SkyTerra ultimately owning 70% of MSV, and Motient owning 74% of TerreStar, each on a fully-diluted basis and assuming certain other stakeholders participate in the transaction as outlined below. Both MSV and TerreStar have announced plans to provide advanced mobile satellite communications services throughout North America.

Following this realignment of the ownership structure of the two companies, MSV and TerreStar will each be controlled by an independent, publicly traded entity. Each company will be better positioned to pursue the deployment of separate hybrid satellite and terrestrial based communications networks and engage in partnerships, or other arrangements, with potential strategic partners.

Motient currently holds a 43.4% interest in MSV and a 54.3% interest in TerreStar, and SkyTerra, through an 80% owned subsidiary, currently holds a 16.2% stake in MSV and a 13.1% interest in TerreStar, each on a fully-diluted basis.

Christopher Downie, Chief Operating Officer of Motient said, “In pursuing this transaction, our primary objective has been to create a clear path to value for our stockholders. After careful consideration of various structures we could pursue to achieve our goal, we concluded that the separation of MSV and TerreStar into two independent publicly traded entities will provide each company and our stockholders with the best path to unlock the current and future value of both businesses.”

“This transaction provides MSV and TerreStar a clear path to execute their respective business plans and to maximize their abilities to capitalize on strategic opportunities and relationships,” said Jeffrey Leddy, Chief Executive Officer and President of SkyTerra.

The basic terms of the transaction include, among other things, the following:

MSV Consolidation

At closing, Motient will immediately exchange 60.6% of its interest in MSV (representing 10.3 million partnership units of MSV) for 29.1 million shares of SkyTerra common stock. Motient intends to distribute 25.5 million of those SkyTerra shares to Motient common stockholders (representing 53.2% of its interest in MSV) after the closing. Motient will utilize the SkyTerra shares not distributed for tax planning or other corporate purposes. In addition:

  39.4% of Motient’s interest in MSV (representing 17.1% of MSV on a fully diluted basis) will be retained by Motient, and Motient will have the right to exchange these MSV interests at the same exchange ratio (i.e. for a total 18.9 million shares of SkyTerra common stock) at a later date. Motient expects to exchange the retained MSV interests for SkyTerra shares to issue upon the conversion of its outstanding preferred shares, to satisfy corporate income taxes resulting from the transaction and for other corporate requirements as appropriate (along with the shares retained above in the initial exchange). Motient estimates that corporate tax liabilities related to the initial exchange will range from $50 to $80 million based on current stock prices, after offsets from Motient’s net operating losses. The intended distribution of the SkyTerra shares to Motient’s stockholders will be taxable to those stockholders.
  At closing, SkyTerra will acquire control of all of Motient’s shares of MSV’s corporate general partner, including those relating to the MSV interests retained by Motient for future exchange.
  Other MSV equity holders (Columbia Capital and Spectrum Equity) have also agreed to exchange all of their MSV interests for shares of SkyTerra common stock on the same terms as Motient.
  SkyTerra will acquire from the holders of the 20% minority interest in its MSV Investors subsidiary their stake in MSV for 4.1 million shares of SkyTerra common stock. Immediately prior to that acquisition, MSV
  Investors will distribute to these minority holders and SkyTerra, their pro-rata portion of the subsidiary’s TerreStar stake.
  Based upon the MSV ownership of the signatories to this transaction, SkyTerra will increase its ownership from 16.2% of MSV to 52.4% of MSV upon initial exchange and up to 70% of MSV after the final exchange, on a fully diluted basis. SkyTerra will have issued 58.5 million shares of its common stock to increase its MSV ownership to the 70% level. SkyTerra may acquire additional interests in MSV on the same terms and conditions as offered to Motient if other MSV owners exercise their tag along rights or if it negotiates and enters into exchange transactions with MSV option holders.

  As a condition to closing, SkyTerra’s outstanding preferred stock, the conversion price of which would otherwise be reduced to approximately $27 per share as result of these transactions, must be redeemed.
  SkyTerra intends to accomplish this through a separately announced rights offering.
TerreStar Consolidation

Columbia Capital and Spectrum Equity will exchange all of the shares of TerreStar that they own, and it is anticipated that the minority investors in MSV Investors will also exchange their shares, (representing in aggregate 7.2% of TerreStar on a fully-diluted basis) with Motient for 4.6 million shares of Motient common stock.

  Based upon the TerreStar ownership of the signatories to this transaction, at closing Motient will own approximately 61.5% of TerreStar on a fully- diluted basis. If the minority investors in MSV Investors and holders of TerreStar stock and options (other than SkyTerra and TMI
  Communications Company) exercise their tag-along rights, Motient will acquire, in the aggregate, approximately 20.4% of TerreStar in exchange for a total of 13.1 million shares of Motient common stock, and as a result own 74.2% of TerreStar on a fully-diluted basis.
  Motient’s outstanding preferred stock will remain outstanding at the close of the transactions. Upon conversion of Motient’s preferred stock, preferred stock holders will receive shares of Motient common stock and shares of SkyTerra common stock equal to the amount (after adjustment for stock splits, stock dividends, etc.) that they would have received had they converted their preferred stock immediately prior to the closing of the transactions.

The closing of the transactions contemplated hereby will be subject to various closing conditions, including FCC and other regulatory approval. Accordingly, neither Motient nor SkyTerra can assure you that these transactions will close on the terms outlined here, if at all.

About Motient Corporation:

Motient is a nationwide provider of wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient simplifies the wireless experience for applications providers, hardware vendors, value added resellers and customers by offering multiple network options, proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless solutions.

http://www.motient.com

About SkyTerra Communications, Inc.

SkyTerra, through its 80% owned MSV Investors LLC subsidiary, is an active participant in Mobile Satellite Ventures LP (the “MSV Joint Venture”) and owns a stake in TerreStar Networks, Inc. Historically, SkyTerra has operated through a group of complementary companies in the telecommunications industry including the MSV Joint Venture and Hughes Network Systems, LLC (“HNS”). In February 2006, SkyTerra distributed to its security holders all of the common stock of Hughes Communications, Inc., formerly a wholly-owned subsidiary, which held SkyTerra’s interests in HNS and all of SkyTerra’s other businesses, other than its MSV Investors subsidiary.

About TerreStar Networks:

TerreStar Networks Inc. is an emerging provider of advanced mobile satellite services in North America with plans to develop, build and operate an innovative and spectrum-efficient spot beam satellite network in the 2GHz frequency band. TerreStar plans to offer a diverse mix of high-bandwidth services including voice, circuit-switched and packet-switched data, fax and paging to subscribers utilizing mobile and transportable terminals, including handheld devices.

http://www.terrestar.com

About Mobile Satellite Ventures:

Mobile Satellite Ventures LP (MSV) is developing the first hybrid satellite-terrestrial communications network, which will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional handsets. It has extensive patents on the technology and holds the first and only FCC license to provide hybrid satellite-terrestrial services. MSV plans to launch two satellites for coverage of the United States and Canada, which are expected to be among the largest and most powerful commercial satellites ever built. When completed, the network will support communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing a platform for interoperable, user-friendly and feature-rich voice and high-speed data services.

http://www.msvlp.com

Additional Information to be Filed with the SEC

Motient and SkyTerra each plan to file Registration Statements with the Securities and Exchange Commission in connection with the proposed transactions. The Registration Statements will contain important information about Motient, SkyTerra, MSV, TerreStar, the transactions, and related matters. Investors and existing security holders are urged to read the Registration Statements carefully when they become available.

Investors and existing security holders will be able to obtain free copies of the Registration Statements and other documents filed with the SEC by Motient and SkyTerra through the investor relations sections of the web sites of the respective companies or through the EDGAR system available at the SEC web site at www.sec.gov.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of each of SkyTerra and Motient, and their respective plans and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with futures results, including the transactions described in this press release. Such forward–looking statements are subject to the following uncertainties: the ability of the parties to obtain the necessary regulatory approvals, including without limitation, actions by the Federal Communications Commission or to have the necessary registration statements declared effective by the Securities and Exchange Commission, and other factors impacting the parties ability to consummate the transactions, as well as the ability of each of TerreStar and MSV to execute their business plans. We assume no obligation to update or supplement such forward–looking statements.

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